Exhibit 10.11

GLASSBRIDGE ENTERPRISES, INC.

2023 EQUITY INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT

THIS AGREEMENT made as of ___________ __, 2023 [insert date on which Committee approves the Restricted Stock grant] (the “Grant Date”), by and between GlassBridge Enterprises, Inc. (the “Company”), and ___________________ (the “Awardee”).

WITNESSETH:

WHEREAS, the Company has adopted and maintains the GlassBridge Enterprises, Inc. 2023 Equity Incentive Plan, effective September 22, 2023 (the “Plan”), and

WHEREAS, the Committee has authorized the award to the Awardee of Restricted Stock under the Plan, on the terms and conditions set forth in the Plan and as hereinafter provided,

NOW, THEREFORE, in consideration of the premises contained herein, the Company and the Awardee hereby agree as follows:

1. Plan. This Restricted Stock Award is made pursuant to the terms of the Plan which are incorporated herein by reference. Terms used in this Agreement which are defined in the Plan shall have the same meaning as set forth in the Plan.

2. Award of Restricted Stock. The Company hereby grants to the Awardee [insert # of shares] shares of Restricted Stock. All such shares of Restricted Stock shall be subject to the restrictions and forfeiture provisions contained in Sections 4, 5 and 6, such restrictions and forfeiture provisions to become effective immediately upon execution of this Agreement by the parties hereto.

3. Share Certificates. The Awardee hereby acknowledges that [insert #] share certificates for shares of Restricted Stock are hereby awarded and shall be promptly delivered to the Awardee hereunder, each bearing the following legend:

The transferability of this certificate and the shares represented hereby are subject to the terms and conditions (including forfeiture) of an Agreement entered into between the registered owner and GlassBridge Enterprises, Inc., effective as of _________ __, 2023. Copies of such Agreement are on file in the offices of the Secretary of GlassBridge Enterprises, Inc. [insert address].

4. Vesting. Except as provided below and subject to the Awardee’s continued service with the Company for the applicable vesting period, the shares of Restricted Stock shall vest, no longer be subject to restrictions and become transferable under the terms of the Plan pursuant to the following schedule: [Insert Vesting Schedule]

5. Restrictions on Transfer. The shares of Restricted Stock shall not be transferable unless and until (and solely to the extent) the Awardee satisfies the vesting requirements contained herein. To the extent the above vesting requirements are not satisfied, the nonvested shares of Restricted Stock shall be forfeited by the Awardee.

6. Termination of Service. In the event of the Awardee’s Termination of Service with the Company or an Affiliate, as applicable, for any reason prior to vesting of the shares of Restricted Stock, the terms of Article VI of the Plan shall control.

7. [Change of Control. Notwithstanding the vesting requirements contained in Section 4, upon a Change of Control, all of the shares of Restricted Stock shall automatically become fully vested, no longer subject to restrictions and freely transferable, in each case as of the date of such Change of Control.] 1

8. Voting and Dividend Rights. The Awardee shall have the voting and dividend rights of a shareholder of Shares with respect to the shares of Restricted Stock; provided, however, that any dividends paid in the form of Shares shall be deposited with the Company, together with a share power endorsed in blank or other appropriate instrument of transfer and shall be subject to the same restrictions as the shares of Restricted Stock.

9. Regulation by the Committee. This Agreement and the shares of Restricted Stock shall be subject to the administrative procedures and rules as the Committee shall adopt. All decisions of the Committee upon any question arising under the Plan or under this Agreement, shall be conclusive and binding upon the Awardee.

10. Withholding. The Company or an Affiliate shall be entitled to deduct and withhold the minimum amount necessary in connection with the Awardee’s shares of Restricted Stock Award to satisfy its withholding obligations under any and all applicable federal, state and/or local tax rules or regulations. The Awardee shall be entitled to make an election to include the Fair Market Value of the shares of Restricted Stock into income under Section 83(b) of the Code.

11. Amendment. The Committee may amend this Agreement at any time and from time to time; provided, however, that no amendment of this Agreement that would materially and adversely impair the Awardee’s rights or entitlements with respect to the Restricted Stock shall be effective without the prior written consent of the Awardee.

12. Awardee Acknowledgment. Awardee acknowledges and agrees that the vesting of Shares pursuant to this Agreement is earned only by continuing service with the Company. Awardee further acknowledges and agrees that nothing in this Agreement, nor in the Plan shall confer upon the Awardee any right to continue in the service of the Company, nor shall it interfere in any way with Awardee’s right or the Company’s right to terminate Awardee’s service at any time, with or without Cause. Awardee acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof. Awardee has reviewed the Plan and this Award in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Award and fully understands all provisions of the Award. By executing this Agreement, the Awardee hereby agrees to be bound by all of the terms of both the Plan and this Agreement.

1 Note to Draft. Treatment on change of control to be confirmed.

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GLASSBRIDGE ENTERPRISES, INC.

By:
Date
Its:

AWARDEE

Date

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